Exhibit 99.1

PRESS RELEASE	FOR IMMEDIATE RELEASE

January 31, 2014

CONTACT:	Chad Daffer or Andy Grier
800/283-2357

AMERICA FIRST MULTIFAMILY INVESTORS, L.P.
ANNOUNCES CLOSING OF UNDERWRITTEN PUBLIC OFFERING

Omaha, NE – January 31, 2014 - America First Multifamily Investors, L.P. (NASDAQ: ATAX) (the “Company”) announced today the closing of its previously announced underwritten public offering of 8,000,000 shares representing assigned limited partnership interests at $5.95 per share.  As a result, the Company raised approximately $44,744,000 in net proceeds for the Company after the payment of underwriting discounts and commissions.

The Company intends to utilize the net proceeds from the offering to acquire additional mortgage revenue bonds and other investments meeting its investment criteria and for general working capital needs.

Deutsche Bank Securities Inc. acted as the lead book-running manager for the offering and Oppenheimer & Co. acted as the co-book-running manager.  BB&T Capital Markets, a division of BB&T Securities, LLC, served as the lead manager for the offering, and Aegis Capital Corp., National Securities Corporation and Loop Capital Markets, LLC served as the co-managers.

A registration statement on Form S-3 relating to the offered securities was previously declared effective by the Securities and Exchange Commission.  The offering was made only by means of a prospectus supplement and accompanying base prospectus. Copies of the prospectus supplement and base prospectus relating to these securities may be obtained from Deutsche Bank Securities Inc., Attention: Prospectus Group, 60 Wall Street, New York, NY 10005-2836, Email: prospectus.cpdg@db.com, Telephone: (800) 503-4611, or from Oppenheimer & Co., Attention: Syndicate Prospectus Department, 85 Broad Street, 26th Floor, New York, New York 10004, Phone (212) 667-8563, Fax (212) 667-6141, or EquityProspectus@opco.com.

About America First Multifamily Investors, L.P.

America First Multifamily Investors, L.P. was formed for the primary purpose of acquiring, holding, selling and otherwise dealing with a portfolio of mortgage revenue bonds which have been issued to provide construction and/or permanent financing of multifamily residential apartments.  The Company is pursuing a business strategy of acquiring additional mortgage revenue bonds on a leveraged basis in order to: (i) increase the amount of interest available for distribution to its investors; (ii) reduce risk through asset diversification and interest rate hedging; (iii) achieve economies of scale; and (iv) provide cash distributions that the Company believes are substantially exempt from federal income tax.  The Company believes and expects that the interest paid on these mortgage revenue bonds will be excludable from gross income for federal income tax purposes.  The Company seeks to achieve its investment growth strategy by investing in additional mortgage revenue bonds and investments it expects and believes to be tax-exempt, taking advantage of attractive financing structures available in the municipal securities market and entering into interest rate risk management instruments.  America First Multifamily Investors, L.P. press releases are available on the World Wide Web at www.ataxfund.com.

Safe Harbor Statement

Information contained in this press release contains “forward-looking statements,” including statements related to the offering and the expected use of the net proceeds, which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially.  These risks and uncertainties include, but are not limited to, risks involving current maturities of our financing arrangements and our ability to renew or refinance such maturities, fluctuations in short-term interest rates, collateral valuations, bond investment valuations and overall economic and credit market conditions.  For a further list and description of such risks, see the reports and other filings made by the Company with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2012. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.